Exhibit 99.(l)(2)

November 23, 2009

Western Asset Global Corporate Defined Opportunity Fund Inc.

55 Water Street

New York, New York 10041

Ladies and Gentlemen:

We have acted as counsel to Western Asset Global Corporate Defined Opportunity Fund Inc., a closed-end investment company organized as a Maryland corporation (the “Company”), in connection with the Registration Statement on Form N-2 (File Nos. 333- 162012 and 811-22334) and the related Registration Statement on Form N-2 pursuant to Rule 462(b) (together, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the Investment Company Act of 1940, as amended, relating to the issuance by the Company of  certain of its shares of Common Stock, par value $0.001 per share (the “Shares”).

We have examined the Registration Statements.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) when the Board of Directors of the Company (the

“Board”) has taken all necessary corporate action to authorize and approve the issuance of the Shares, and (2) upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board, the Shares will be validly issued, fully paid and nonassessable.

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the State of Maryland, we have relied upon the opinion of DLA Piper LLP (US) dated the date hereof.

We do not express any opinion herein concerning any law other than, to the extent set forth herein, the law of the State of Maryland.

We hereby consent to the filing of this opinion letter as Exhibit (L)(2) and the use of our name in the Prospectus incorporated by reference in the Registration Statement on Form N-2 filed pursuant to Rule 462(b).

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP